SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            -------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b), (c) AND (d)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                                (Amendment No. )

                              Cleveland Cliffs Inc.

                                (Name of Issuer)

                                  Common Stock
                -------------------------------------------------
                         (Title of Class of Securities)

                                    185896107
                -------------------------------------------------
                                 (CUSIP NUMBER)

                                December 31, 2004

             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                   / /   Rule 13d-1(b)
                   /X/   Rule 13d-1(c)
                   / /   Rule 13d-1(d)


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


--------------------------------------------------------------------------------------------------------------------
        NAME OF REPORTING PERSONS: Gerald Catenacci
1.      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*2.
                                                                                        (a)  0
                                                                                        (b) |X|
--------------------------------------------------------------------------------------------------------------------
        SEC USE ONLY
3.
--------------------------------------------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION        Canada
4.
--------------------------------------------------------------------------------------------------------------------
      NUMBER OF             SOLE VOTING POWER                                                               143,000
      SHARES        5.
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
--------------------------------------------------------------------------------------------------------------------
                          SHARED VOTING POWER                                                                     0
                    6.
--------------------------------------------------------------------------------------------------------------------
                          SOLE DISPOSITIVE POWER                                                            143,000
                    7.
--------------------------------------------------------------------------------------------------------------------
                          SHARED DISPOSITIVE POWER                                                                0
                    8.
--------------------------------------------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                        143,000
9.

--------------------------------------------------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.     CERTAIN SHARES*
--------------------------------------------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     1.32%
11.
--------------------------------------------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*                                                                                IN
12.
--------------------------------------------------------------------------------------------------------------------

                                                 *SEE INSTRUCTION BEFORE FILLING OUT!




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Item 1(a).        Name of Issuer:

                           Cleveland Cliffs Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                           1110 Superior Avenue, 18th Floor
                           Cleveland, Ohio 44114

Item 2(a).        Name of Persons Filing:

                           Gerald Catenacci
                           (the "Reporting Person")

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                           The principal business address of the Reporting
Person is:

                           666 Fifth Avenue, 34th Floor
                           New York, New York 10103

Item 2(c).        Citizenship:

                           Mr. Catenacci is a citizen of Canada.

Item 2(d).        Title of Class of Securities:

                           Common Stock

Item 2(e).        CUSIP Number:

                           185896107



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Item 3.      If this  statement is filed  pursuant to Rule  13d-1(b),
             or 13d-2(b) or (c), check whether the person filing is a: Not Applicable

          (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act;

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Exchange Act;

          (e)  [ ]    Investment    Adviser    in    accordance    with   Rule
               13d-1(b)(1)(ii)(E);

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [ ] Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [ ] Saving Association as defined in Section 3(b) of The Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



Item 4.    Ownership.

           A.  Gerald Catenacci

           (a)  Amount beneficially owned:                                        143,000
           (b)  Percent of Class:                                                    1.32%
           (c)   Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote:                        143,000
               (ii) Shared power to vote or to direct the vote:                         0
               (iii)Sole power to dispose or direct the disposition of:           143,000
               (iv) Shared power to dispose or to direct the disposition of:            0




         Mr. Catenacci is the managing member of Principled Capital Management, L.L.C., the general partner of each of Highway Partners, L.P., Thruway Partners, L.P., Runway Partners, L.P. and Raceway Partners, L.P. Mr. Catenacci is also the managing member of Principled




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Asset  Administration,  LLC,  the  investment  advisor  to  each  of  Expressway
Partners, Ltd. and Freeway Partners, Ltd. Accordingly, Mr. Catenacci is deemed to control 143,000 shares of Common Stock beneficially owned by these entities.

Item 5.           Ownership of Five Percent or Less of a Class.

                       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                       Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                       Not Applicable

Item 9.           Notice of Dissolution of Group.

                       Not Applicable

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 12, 2005

                                                /s/ Gerald Catenacci
                                                    ----------------
                                                    Gerald Catenacci




     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).






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